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                                     Exhibit 5


                              July 27, 2000

Liquor.com, Inc.
4205 W. Irving Park Road
Chicago, Illinois 60641

       Re: Registration Statement on Form SB-2

Ladies and Gentlemen:

     We have examined the Registration Statement on Form SB-2 (File No. 333-34730) originally filed by Liquor.com, Inc. (the "Company") with the Securities and Exchange Commission (the "Commission") on April 13, 2000, as thereafter amended or supplemented (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of up to 3,450,000 units of the Company (the "Units") consisting of one share of the Company's common stock and one redeemable common stock purchase warrant. The Units, which include an over-allotment option granted by the Company to the Underwriters to purchase up to 450,000 additional Units, are to be sold to the Underwriters by the Company as described in the Registration Statement for resale to the public. As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Units.

     It is our opinion that the Units being sold by the Company, when issued and sold in the manner described in the Registration Statement and in accordance with the resolutions adopted by the Board of Directors of the Company, will be legally and validly issued, fully paid and non-assessable.

     We consent to the use of this opinion as an exhibit to said Registration Statement, and further consent to the use of our name wherever appearing in said Registration Statement, including the prospectus constituting a part thereof, and in any amendment or supplement thereto.

                                         Very truly yours,

                                         /s/ SHEFSKY & FROELICH LTD.

                                             SHEFSKY & FROELICH LTD.

JRA/MJC